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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
FINLAY ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FINLAY ENTERPRISES, INC.

529 Fifth Avenue
New York, New York 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 16, 2005

To the Stockholders:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Finlay Enterprises, Inc. (the "Company") will be held on June 16, 2005 at 9:30 a.m. (local time) at the Cornell Club, 6 East 44th Street, New York, New York, for the following purposes:

        1.     To elect three members to the Board of Directors to serve until the expiration of their respective terms of office and until their successors are duly elected and qualified; and

        2.     To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed May 2, 2005 as the record date for the determination of the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof, and only stockholders of record at the close of business on that date are entitled to notice of and to vote at such meeting.

        A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED JANUARY 29, 2005 IS ENCLOSED HEREWITH.

        You are cordially invited to attend the meeting. Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy and return it promptly. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account, and each such proxy must be completed and returned if you wish to vote all of your shares eligible to be voted at the meeting.

By Order of the Board of Directors.
Bonni G. Davis Vice President, Secretary and General Counsel
Dated: May 16, 2005

YOUR VOTE IS IMPORTANT.

        THE ATTACHED PROXY STATEMENT SHOULD BE READ CAREFULLY. STOCKHOLDERS ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE TO THE COMPANY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN THOUGH YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

FINLAY ENTERPRISES, INC.
529 Fifth Avenue
New York, New York 10017

PROXY STATEMENT

        The enclosed proxy is solicited on behalf of the Board of Directors of Finlay Enterprises, Inc. (the "Company") pursuant to this proxy statement (to be mailed on or about May 16, 2005) for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the time and place shown in the attached Notice of Annual Meeting. Shares represented by properly executed proxies, if returned in time, will be voted at the Annual Meeting as specified or, if not otherwise specified, in favor of the election as directors of the nominees named herein. Such proxies are revocable at any time before they are exercised by written notice to the Secretary of the Company or by your requesting the return of the proxy at the Annual Meeting. Any later dated proxies will revoke proxies submitted earlier.

RECORD DATE

        The record date for the determination of holders of common stock, par value $.01 per share, of the Company ("Common Stock") who are entitled to notice of and to vote at the Annual Meeting is May 2, 2005 (the "Record Date").

VOTING SECURITIES

        As of the Record Date, 9,006,710 shares of Common Stock of the Company were outstanding. Holders of record of Common Stock as of such date will be entitled to one vote for each share held. A majority of all shares of Common Stock outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker non-votes are considered present for purposes of determining whether the quorum requirement is met. A broker non-vote occurs when a nominee holds shares for a beneficial owner but cannot vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner as to how to vote the shares.

        With respect to the matters to come before the stockholders at the Annual Meeting, the election of directors shall be determined by a plurality of the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, and only shares that are voted in favor of a particular nominee will be counted towards such nominee's achievement of a plurality. Shares present at the Annual Meeting that are not voted for a particular nominee, shares present by proxy where the stockholder properly withholds authority to vote for such nominee, and broker non-votes will not be counted towards such nominee's achievement of a plurality.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company as of the Record Date by (i) each person who, to the knowledge of the Company, was the beneficial owner of more than 5% of the outstanding Common Stock of the Company, (ii) each of the Company's directors and nominees for director, (iii) the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company or Finlay Fine Jewelry Corporation, a wholly-owned subsidiary of the Company ("Finlay Jewelry" and together with the Company, "Finlay"), listed in the Summary Compensation Table and

(iv) all directors and executive officers as a group. The Company owns all of the issued and outstanding capital stock of Finlay Jewelry.

	Shares of Common Stock Beneficially Owned(1)
Name	Number of Shares	Percentage of Class
FMR Corp.(2)	1,153,652	12.8%
Wells Fargo & Company(3)	911,380	10.1%
Prides Capital Partners, L.L.C.(4)	870,503	9.7%
Dimensional Fund Advisors LLC(5)	723,328	8.0%
Arthur E. Reiner(1)(6)	609,782	6.4%
Investment Counselors of Maryland, LLC(7)	581,173	6.5%
David B. Cornstein(1)	403,200	4.5%
Leslie A. Philip(1)(8)	132,738	1.5%
Joseph M. Melvin(1)(9)	124,919	1.4%
Edward J. Stein(1)(10)	70,403	*
Norman S. Matthews(1)(11)	56,799	*
Bruce E. Zurlnick(1)(12)	42,582	*
Michael Goldstein(1)(13)	35,734	*
Rohit M. Desai(1)(14)	11,623	*
Thomas M. Murnane(1)(15)	9,983	*
John D. Kerin(1)(16)	4,623	*
Richard E. Kroon(1)(17)	4,623	*
Ellen R. Levine(1)(18)	2,991	*
All directors and executive officers as a group (13 persons)(19)	1,510,000	15.2%

*
Less than one percent.

(1)
Based on 9,006,710 shares outstanding on the Record Date. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the Record Date upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person and which are exercisable within 60 days of the Record Date have been exercised. Except as noted below, each beneficial owner has sole voting power and sole investment power, subject (in the case of the Company's directors and executive officers) to the terms of the Amended and Restated Stockholders' Agreement dated as of March 6, 1995, as amended (the "Stockholders' Agreement"), by and among the Company and certain securityholders of the Company. See "Certain Transactions—Stockholders' Agreement." The address for the beneficial owners named in the table, unless specified otherwise in a subsequent footnote, is c/o the Company, 529 Fifth Avenue, New York, New York 10017.

(2)
These shares represent shares reported as beneficially owned by FMR Corp. in a joint filing on Amendment No. 5 dated February 14, 2005 to a Schedule 13G dated February 1, 1999, as amended, filed with the Securities and Exchange Commission (the "Commission") by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson, Fidelity Management & Research Company ("Fidelity") and Fidelity Low Priced Stock Fund (the "Fund"). According to said Schedule 13G Amendment, members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Ms. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Ms. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. The Schedule 13G Amendment further states that Fidelity, a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, is the beneficial owner of the 1,047,800 shares which are the subject of the Schedule 13G Amendment as a result of its acting as investment adviser to the Fund, an investment company which owns all of such 1,153,652 shares. Mr. Johnson 3d, FMR Corp., through its control of Fidelity, and the Fund each has sole power to dispose of the 1,153,652 shares owned by the Fund. FMR Corp. has the sole power to vote or direct the voting of 2,030 of the shares beneficially owned by FMR Corp. Neither FMR Corp. nor Mr. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund's Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fund's Board of Trustees. The address for FMR Corp., Fidelity and the Fund is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)
According to Amendment No. 2, dated January 21, 2005, to a Schedule 13G dated January 23, 2004, as amended, filed with the Commission by Wells Fargo & Company and Wells Capital Management Incorporated, Wells Fargo & Company has sole power to vote 882,625 shares and sole power to dispose of 885,380 shares and Wells Capital Management Incorporated has sole power to vote 856,625 shares and sole power to dispose of 885,380 shares. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104 and the address for Wells Capital Management Incorporated is 525 Market Street, 10th Floor, San Francisco, California 94104.

(4)
According to Amendment No. 3, dated May 10, 2005, to a joint filing on a Schedule 13D, dated July 1, 2004, as amended, filed with the Commission by Prides Capital Partners, L.L.C., Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy and Christian Puscasiu, these shares represent shares reported as beneficially owned by Prides Capital Partners, L.L.C. which has sole voting and investment power over these shares. The shares reflected include 50,000 shares acquired after the Record Date. The address for Prides Capital Partners, L.L.C., Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy, and Christian Puscasiu is 200 High Street, Ste. 700, Boston, Massachusetts 02110.

(5)
According to a Schedule 13G dated February 9, 2005 filed with the Commission by Dimensional Fund Advisors Inc. ("Dimensional"), Dimensional may be deemed to beneficially own, have sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of the 723,328 shares. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the investment companies, trusts and accounts are the "Dimensional Funds"). In its role as investment advisor or manager, Dimensional may be deemed to be a beneficial owner of the 723,328 shares and to possess sole investment and/or sole voting power over the 723,328 shares owned directly by the Dimensional Funds. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(6)
Includes options to acquire an aggregate of 436,000 shares of Common Stock having exercise prices ranging from $7.05 to $14.00 per share. Also includes 25,000 shares of restricted stock and 17,413 participant restricted stock units, or RSUs (as herein defined), and excludes 17,413 matching RSUs, which are not yet vested.

(7)
According to Amendment No. 3, dated February 5, 2005, to a Schedule 13G, dated February 6, 2003, as amended, filed with the Commission by Investment Counselors of Maryland, LLC ("Investment Counselors"), Investment Counselors has sole power to vote 467,073 shares and sole power to dispose of all the indicated shares, and shares power to vote 114,100 shares and shares power to dispose of none of such shares. All of the indicated shares are owned by various investment advisory clients of Investment Counselors, which is deemed to be a beneficial owner of the shares due to its discretionary power to make investment decisions over such shares for its clients and its ability to vote such shares. In all cases, persons other than Investment Counselors have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares. According to the Schedule 13G Amendment, no individual client of Investment Counselors holds more than five percent of the class. The address for Investment Counselors of Maryland, LLC is 803 Cathedral Street, Baltimore, Maryland 21201-5297.

(8)
Includes options to acquire an aggregate of 124,667 shares of Common Stock having exercise prices ranging from $7.05 to $23.1875 per share. Also includes 8,071 participant RSUs and excludes 8,071 matching RSUs, which are not yet vested. Excludes (i) 5,000 shares of restricted stock awarded in October 2003, which shares are to be received by Ms. Philip upon completion of vesting in September 2007 (or an earlier vesting date under certain circumstances), if then employed by the Company; (ii) 5,000 shares of restricted stock awarded in April 2004, which shares are to be received by Ms. Philip upon completion of vesting in April 2006 (or an earlier vesting date under certain circumstances) if then employed by the Company; and (iii) 7,200 shares of restricted stock awarded in April 2005, which shares are to be received by Ms. Philip upon completion of vesting in April 2008 (or an earlier vesting date under certain circumstances) if then employed by the Company.

(9)
Includes options to acquire an aggregate of 116,200 shares of Common Stock having exercise prices ranging from $7.05 to $24.3125 per share. Also includes 7,719 participant RSUs and excludes 7,719 matching RSUs, which are not yet vested. Excludes (i) 5,000 shares of restricted stock awarded in October 2003, which shares are to be received by Mr. Melvin upon completion of vesting in September 2007 (or an earlier vesting date under certain circumstances), if then employed by the Company; (ii) 5,000 shares of restricted stock awarded in April 2004, which shares are to be received by Mr. Melvin upon completion of vesting in April 2006 (or an earlier vesting date under certain circumstances) if then employed by the Company; and (iii) 7,200 shares of restricted stock awarded in April 2005, which shares are to be received by Mr. Melvin upon completion of vesting in April 2008 (or an earlier vesting date under certain circumstances) if then employed by the Company.

(10)
Includes options to acquire an aggregate of 61,667 shares of Common Stock having exercise prices ranging from $7.05 to $13.4219 per share. Also includes 7,536 participant RSUs and excludes 7,536 matching RSUs, which are not yet vested. Excludes (i) 2,500 shares of restricted stock awarded in October 2003, which shares are to be received by Mr. Stein upon completion of vesting in September 2007 (or an earlier vesting date under certain circumstances), if then employed by the Company; (ii) 2,500 shares of restricted stock awarded in April 2004, which shares are to be received by Mr. Stein upon completion of vesting in April 2006 (or an earlier vesting date under certain circumstances) if then employed by the Company; and (iii) 3,600 shares of restricted stock awarded in April 2005, which shares are to be received by Mr. Stein upon completion of vesting in April 2008 (or an earlier vesting date under certain circumstances) if then employed by the Company.

(11)
Includes options to acquire an aggregate of 20,000 shares of Common Stock having exercise prices ranging from $9.85 to $12.75 per share. Also includes 5,179 participant and vested matching RSUs and excludes 1,705 matching RSUs, which are not yet vested.

(12)
Includes options to acquire an aggregate of 32,000 shares of Common Stock having exercise prices ranging from $7.05 to $13.5625 per share. Also includes 5,282 participant RSUs and excludes 5,282 matching RSUs, which are not yet vested. Excludes (i) 2,500 shares of restricted stock awarded in October 2003, which shares are to be received by Mr. Zurlnick upon completion of vesting in September 2007 (or an earlier vesting date under certain circumstances), if then employed by the Company; (ii) 2,500 shares of restricted stock awarded in April 2004, which shares are to be received by Mr. Zurlnick upon completion of vesting in April 2006 (or an earlier vesting date under certain circumstances) if then employed by the Company; and (iii) 3,600 shares of restricted stock awarded in April 2005, which shares are to be received by Mr. Zurlnick upon completion of vesting in April 2008 (or an earlier vesting date under certain circumstances) if then employed by the Company.

(13)
Includes options to acquire an aggregate of 20,000 shares of Common Stock having exercise prices ranging from $9.85 to $13.4375 per share. Also includes 5,734 participant and vested matching RSUs and excludes 1,888 matching RSUs, which are not yet vested.

(14)
Includes options to acquire an aggregate of 5,000 shares of Common Stock having an exercise price of $15.877 per share. Also includes 4,623 participant and vested matching RSUs and excludes 1,523 matching RSUs, which are not yet vested.

(15)
Includes options to acquire an aggregate of 5,000 shares of Common Stock having an exercise price of $12.939 per share. Also includes 4,983 participant and vested matching RSUs and excludes 1,705 matching RSUs, which are not yet vested.

(16)
Includes 4,623 participant and vested matching RSUs and excludes 1,523 matching RSUs, which are not yet vested.

(17)
Includes 4,623 participant and vested matching RSUs and excludes 1,523 matching RSUs, which are not yet vested.

(18)
Includes 2,991 participant and vested matching RSUs and excludes 1,523 matching RSUs, which are not yet vested.

(19)
Includes options to acquire an aggregate of 820,534 shares of Common Stock having exercise prices ranging from $7.05 to $24.3125 per share. Also includes 78,777 participant and vested matching RSUs and excludes 57,411 matching RSUs, which are not yet vested. Excludes (i) 15,000 shares of restricted stock awarded in October 2003, which shares are to be received upon completion of vesting in September 2007 (or an earlier vesting date under certain circumstances), if the respective officers are then employed by the Company; (ii) 15,000 shares of restricted stock awarded in April 2004, which shares are to be received upon completion of vesting in April 2006 (or an earlier vesting date under certain circumstances) if the respective officers are then employed by the Company; and (iii) 21,600 shares of restricted stock awarded in April 2005, which shares are to be received upon completion of vesting in April 2008 (or an earlier vesting date under certain circumstances) if the respective officers are then employed by the Company.

        The Company's fiscal year ends on the Saturday closest to January 31. References herein to 2004, 2003, 2002 and 2001 relate to the fiscal years ended on January 29, 2005, January 31, 2004, February 1, 2003 and February 2, 2002, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission and to furnish the Company with copies of such reports. Based solely on its review of the copies of such forms furnished to the Company, the Company believes that during fiscal 2004 all of the reporting persons complied with their Section 16(a) filing obligations.

PROPOSAL NO. 1
Election of Directors

        The Restated Certificate of Incorporation of the Company divides the Board of Directors into three classes, with the directors of each class to be elected at every third annual meeting of stockholders. The certificate further provides that the number of directors, which shall constitute the full Board of Directors, may be fixed by the Board of Directors from time to time. The Board of Directors has nominated Rohit M. Desai, Michael Goldstein and Thomas Murnane for the three-year term in the class whose term expires in 2008. The nominees are presently serving as directors of the Company and have expressed their willingness to continue to serve as such. If, for any reason not presently known, any of said nominees is not available for election, the proxies will be voted for substitute nominees, if any. See "Certain Transactions—Stockholders' Agreement."

Recommendation of the Board of Directors

        The Board of Directors recommends a vote FOR election as directors for the three-year term in the class whose term expires in 2008 the nominees identified above.

Information Regarding Directors

        Information regarding each of the nominees is set forth below:

Name	Principal Occupation	Age	Director Since	Year of Annual Meeting at Which Term Will Expire
Rohit M. Desai	Chairman and President of Desai Capital Management Incorporated	66	1993	2008
Michael Goldstein	Chairman of the Toys "R" Us Children's Fund Inc.	63	1999	2008
Thomas M. Murnane	Business Advisor	58	2002	2008

        The following persons will continue to serve as directors after the meeting:

Name	Principal Occupation	Age	Director Since	Year of Annual Meeting at Which Term Will Expire
David B. Cornstein	Chairman Emeritus of the Company and Principal, Pinnacle Advisors Limited	66	1988	2006
John D. Kerin	Technology Consultant	64	1999	2006
Arthur E. Reiner	Chairman of the Board, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of Finlay Jewelry	64	1995	2006
Norman S. Matthews	Retail Consultant	72	1993	2007
Richard E. Kroon	Retired Chairman, Sprout Group Venture Capital Fund	62	2003	2007
Ellen R. Levine	Editor-in-Chief, Good Housekeeping	62	2004	2007

        Directors.    Messrs. Cornstein, Desai and Matthews have each been engaged in the principal occupation identified above for more than the past five years. Mr. Cornstein has been Chairman Emeritus of the Company since his retirement from day-to-day involvement with the Company effective January 31, 1999. Mr. Desai is also a director of SITEL Corporation, Triton PCS and Independence

Community Bank Corp. Mr. Matthews is also a director of Toys "R" Us, Inc., The Progressive Corporation, Henry Schein, Inc. and Sunoco, Inc. Mr. Goldstein has been Chairman of the Toys "R" Us Children's Fund, Inc. since June 2001. Mr. Goldstein was Chairman of the Board of Toys "R" Us, Inc. from February 1998 to June 2001, Vice Chairman of the Board and Chief Executive Officer from February 1994 to February 1998, and where he served as acting Chief Executive Officer from August 1999 to January 14, 2000. Mr. Goldstein is also a director of United Retail Group Inc., 4Kids Entertainment, Inc., Medco Health Solutions, Inc., Pacific Sunwear of California, Inc. and Martha Stewart Living Omnimedia, Inc. Mr. Kerin has been a consultant to The McGraw-Hill Companies, Inc. since January 2000, and from July 1979 to January 2000, he served in various positions with The McGraw-Hill Companies, Inc., including from May 1994 to January 2000, as Senior Vice President, Information Management and Chief Information Officer. Mr. Murnane, a self-employed business advisor since 2002, is a recently retired partner of PricewaterhouseCoopers, LLP, who served in various capacities during his tenure with that firm since 1980, including Director of the firm's Retail Strategy Consulting Practice, Director of Overall Strategy Consulting for the East Region of the United States, and most recently Global Director of Marketing and Brand Management for PwC Consulting. Mr. Murnane is also a director of The Pantry, Inc., Pacific Sunwear of California, Inc. and Captaris, Inc. Mr. Kroon retired in July 2001 as Chairman of the Sprout Group Venture Capital Fund (a venture capital affiliate of Credit Suisse First Boston), where he had served as Chairman since April 2000 and where he served as Managing Partner from March 1981 to April 2000. Mr. Kroon is also a director of Cohen & Steers REIT and Preferred Income Fund Inc. Ms. Levine has been Editor-in-Chief of Good Housekeeping since 1994. Ms. Levine also served as Editor-in-Chief of two other major women's magazines.

        Executive Officers.    Mr. Reiner (Chairman of the Board, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of Finlay Jewelry), Joseph M. Melvin (Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of Finlay Jewelry), Leslie A. Philip (Executive Vice President and Chief Merchandising Officer of the Company and Finlay Jewelry), Edward J. Stein (Senior Vice President and Director of Stores of Finlay Jewelry) and Bruce E. Zurlnick (Senior Vice President, Treasurer and Chief Financial Officer of the Company and Finlay Jewelry) are the executive officers of the Company. Mr. Reiner was elected Chief Executive Officer of the Company in January 1996. Mr. Reiner was named Chairman of the Company effective February 1, 1999 and, from January 1995 to such date, served as Vice Chairman of the Company. Mr. Melvin, age 54, was appointed as Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of Finlay Jewelry on May 1, 1997. From September 1975 to March 1997, Mr. Melvin served in various positions with The May Department Stores Company ("May Department Stores"), including, from 1990 to March 1997, as Chairman of the Board and Chief Operating Officer of Filene's (a division of May Department Stores). Ms. Philip, age 58, has served as Executive Vice President and Chief Merchandising Officer of the Company and Finlay Jewelry since May 1997. From May 1995 to May 1997, Ms. Philip was Executive Vice President–Merchandising and Sales Promotion of Finlay Jewelry. From 1993 to May 1995, Ms. Philip was Senior Vice President–Advertising and Sales Promotion of R.H. Macy & Co., Inc. ("Macy's"), and from 1988 to 1993, Ms. Philip was Senior Vice President–Merchandise–Fine Jewelry at Macy's. Mr. Stein, age 60, has been Senior Vice President and Director of Stores of Finlay Jewelry since July 1995. From December 1988 to June 1995, Mr. Stein was Vice President–Regional Supervisor of Finlay Jewelry, and occupied similar positions with Finlay's predecessors from 1983 to December 1988. Mr. Stein held various other positions at Finlay from 1965 to 1983. Mr. Zurlnick, age 53, has served as Senior Vice President, Treasurer and Chief Financial Officer of the Company and Finlay Jewelry since January 2000. From June 1990 to December 1999, he was Treasurer of the Company and Vice President and Treasurer of Finlay Jewelry, and from December 1978 through May 1990, he held various finance and accounting positions with Finlay's predecessors.

Corporate Governance, Board of Directors and Committees of the Board

        The Company's business is managed under the direction of the Board of Directors. The Board is dedicated to having sound corporate governance principles. The Company's Code of Business Conduct and Ethics is applicable to all employees, officers and directors and is readily accessible at www.finlayenterprises.com, the Company's website. In addition, in May 2003, the Company adopted procedures to respond to complaints, both internal and external. In accordance therewith, all complaints are regularly brought to the attention of the Company's Audit Committee.

        The Board of Directors has standing Audit, Compensation and Nominating & Corporate Governance Committees. No director who serves on those committees is an officer or employee of the Company or any of its subsidiaries. The Company has responded to new requirements mandated by the Sarbanes-Oxley Act of 2002 and the Commission by increasing the independence of the Board of Directors and strengthening the Audit Committee as well as the Nominating & Corporate Governance Committee.

        The duties and responsibilities of the Audit Committee are described below under the caption "Report of the Audit Committee." The Audit Committee met five times during fiscal 2004. The current members of the Audit Committee are Mr. Goldstein, its Chairman, and Messrs. Desai, Kerin and Murnane, none of whom are employees of the Company and each of whom is independent under The Nasdaq Stock Market, Inc. ("Nasdaq") applicable listing standards applicable to audit committee members. The Company has determined that Mr. Goldstein qualifies as an audit committee financial expert.

        The principal functions of the Compensation Committee are to review and approve the compensation of the executive officers of the Company and compensation arrangements for non-employee directors, and to make recommendations to the Board of Directors with respect to the Company's incentive compensation plans and equity-based plans. The Compensation Committee also administers the Company's existing Incentive Plans (as defined below), including the Executive Deferred Compensation and Stock Purchase Plan and the Director Deferred Compensation and Stock Purchase Plan approved by stockholders of the Company at the 2003 Annual Meeting. The Compensation Committee met four times during fiscal 2004. The current members of the Compensation Committee are Mr. Matthews, its Chairman, Messrs. Goldstein and Kerin and Ms. Levine, each of whom is independent under the applicable Nasdaq listing standards.

        The duties and responsibilities of the Nominating & Corporate Governance Committee are described below under the caption "Nominations." This Committee provides recommendations to the Board of Directors regarding nominees for director and membership on Board committees, and regarding corporate governance guidelines applicable to the Company. This Committee is also responsible for soliciting comments from Finlay's directors as to the performance of the Board of Directors. The Nominating & Corporate Governance Committee will consider nominees recommended by stockholders. The Nominating & Corporate Governance Committee met twice during fiscal 2004. The current members of the Nominating & Corporate Governance Committee are Mr. Murnane, its Chairman, Messrs. Desai, Kroon and Matthews, each of whom is independent under the applicable Nasdaq listing standards.

        The Board of Directors met five times during fiscal 2004. No director attended fewer than 75% of the total number of meetings of the Board of Directors and all committees thereof which he or she was eligible to attend. The Company strongly encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. All of the incumbent directors and director nominees attended the Company's last annual meeting of shareholders held on June 17, 2004.

        The charter of each Committee may be accessed on the Company's website at www.finlayenterprises.com. In furtherance of the Board's efforts to improve the Company's corporate governance, each of these charters and codes is assessed annually.

Report of the Audit Committee

        Management is responsible for the Company's internal controls and preparing the Company's consolidated financial statements. The Company's independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company's consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee is responsible for overseeing the conduct of these activities and the selection and evaluation of the Company's independent registered public accountants. As stated above and in the Audit Committee's charter, the Audit Committee's responsibility is one of oversight. The Audit Committee does not provide any expert or special assurance as to the Company's financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Audit Committee relies, without independent verification, on the information and the representations made by management and the independent registered public accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting standards.

        The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has also had many discussions, including the required discussions with Deloitte & Touche LLP, the Company's independent registered public accounting firm, regarding matters related to the conduct of the annual integrated audit of the Company's financial statements and of its internal control over financial reporting. The content of these communications is governed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and PCAOB Auditing Standard No. 2, "An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements." The Audit Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, which relates to the accountants' independence from the Company and has discussed with Deloitte & Touche LLP the firm's independence from the Company.

        Based upon the review and discussions referred to above, the Audit Committee has recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended January 29, 2005, and filed with the Commission.

THE AUDIT COMMITTEE Michael Goldstein, Chairman Rohit M. Desai John D. Kerin Thomas M. Murnane

Principal Accounting Fees and Services

        Deloitte & Touche LLP, independent auditors of the Company for the fiscal year ended January 29, 2005, was selected by the Audit Committee to audit and report on the financial statements of the Company for the year ending January 28, 2006. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Audit Fees.    The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's annual financial statements and management's assessment of the effectiveness of internal control over financial reporting for the fiscal years ended January 29, 2005 and January 31, 2004 and the reviews of the financial statements included in the Company's Forms 10-Q for fiscal years 2004 and 2003 totaled $650,000 and $405,000, respectively. Additionally, during 2003, Deloitte & Touche LLP performed audit procedures of Finlay's annual financial statements for the fiscal year ended February 2, 2002 and billed fees totaling $104,110 for those professional services.

        Audit-Related Fees.    The aggregate fees billed by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit or review of Finlay's financial statements for the fiscal years ended January 29, 2005 and January 31, 2004 and that are not disclosed in the paragraph captioned "Audit Fees" above, were $100,000 and $50,500, respectively. In 2004, audit related services were performed by Deloitte & Touche LLP in connection with their work on Finlay's debt refinancing and the audit of Finlay's employee benefit plan. In 2003, the fees related to the audit of Finlay's employee benefit plan, consulting on financial accounting and reporting standards and advice with respect to the requirements of the Sarbanes-Oxley Act of 2002 relating to internal controls.

        Tax Fees.    The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for tax compliance, tax advice and tax planning for the fiscal years ended January 29, 2005 and January 31, 2004 were $37,398 and $21,848, respectively. The services performed by Deloitte & Touche LLP in connection with these fees consisted of assistance with the tax treatment of vendor concessions and certain tax refunds relating to the Company's former European subsidiary.

        The Audit Committee has established pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit and permissible non-audit services provided by Deloitte & Touche LLP in 2004.

Nominations

        The Nominating & Corporate Governance Committee (referred to as the "Committee" for purposes of this section) is responsible for making recommendations to the Board of Directors with respect to the qualifications and skills of non-management directors. In addition to considering any requirements imposed by applicable laws, the Commission or Nasdaq, the Committee reviews each candidate's reputation for integrity and good judgment, business experience, areas of expertise and skills so as to create a strong and effective Board of Directors comprised of individuals with diverse talents, backgrounds and perspectives. The Committee considers recommendations for director nominees from a wide variety of sources. Stockholder recommendations for director nominees that are properly received in accordance with the Company's By-laws and applicable rules and regulations of the Commission are also considered.

        The By-laws of the Company provide that any stockholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors. Any such nomination must be made in writing and submitted to:

  Nominating & Corporate Governance
  Committee Chairman
  c/o Finlay Enterprises, Inc.
  529 Fifth Avenue New York, New York 10017
  Attn: Corporate Secretary

        Stockholders may propose candidates at any time, but to be considered by the Committee in connection with the Company's Annual Meeting of Stockholders (held in June of each year), the nomination must be received on or before January 31 immediately preceding such meeting.

        While the nominating stockholder may include any information that the stockholder deems relevant to the Committee's consideration of a candidate, in the event of a failure to submit all of the following information, the Committee may, in its discretion, summarily reject the proposed candidate:

    (1)
    The name, address(es) and telephone number(s) of the nominating stockholder;

    (2)
    Evidence of the number of shares of the Company's stock held by the nominating stockholder and a statement that the nominating stockholder is entitled to vote at the meeting and intends to appear in person or by proxy thereat to nominate the candidate;

    (3)
    The candidate's full name, address(es) and telephone number(s);

    (4)
    A statement of (a) the candidate's qualifications and qualities including the nominee's past business experience and education,(b) whether the candidate has ever been the subject of a criminal investigation, (c) whether the candidate has ever been involved in litigation against the Company,(d) whether the nominee meets the independence requirements set forth by the Commission and NASDAQ, (e) the nominee's references and (f) all agreements or understandings between the stockholder and the nominee; and

    (5)
    A written consent signed by the candidate to being named in the proxy statement as a nominee and agreeing to serve as a director if elected.

        The Committee uses the same process for evaluating all nominees, regardless of the source of nomination.

        No candidates for director nominations were submitted to the Nominating & Corporate Governance Committee by any stockholder in connection with the 2005 Annual Meeting.

Directors' Compensation

        Directors who are or were full-time employees of either the Company or Finlay Jewelry, receive no additional compensation for serving as members of the Board.

        Directors of the Company and Finlay Jewelry (who are not current or former employees) each receive an annual cash retainer of $25,000 and fees of $1,000 for each Board and committee meeting attended in person, and $500 for each committee meeting attended by conference call. Additionally, the Audit Committee chairman receives an aggregate annual fee of $6,000, while the chairmen of the Compensation and Nominating and Corporate Governance Committees each receive an aggregate annual fee of $3,000.

        Each eligible director has elected, under the Company's Director Deferred Compensation and Stock Purchase Plan, to defer 100% of his or her eligible director fees that would otherwise be paid in cash and receive restricted stock units (i.e., RSUs). The participant RSUs are awarded and credited to the participant's account quarterly in an amount based on a formula which divides the cash amount deferred by the fair market value of a share of Common Stock on the award date. On each award date, the Company credits the participant's account with one matching RSU for each participant RSU purchased by the director. The following non-employee directors own RSUs in the amounts set forth below:

	Participant RSUs	Matching RSUs(1)
Rohit M. Desai	3,073	3,073
Norman S. Matthews	3,442	3,442
Michael Goldstein	3,811	3,811
John D. Kerin	3,073	3,073
Richard E. Kroon	3,073	3,073
Ellen R. Levine	2,257	2,257
Thomas M. Murnane	3,344	3,344

  (1)
  The matching RSUs include vested and unvested RSUs.

        The number of RSUs owned by each such director includes the following amounts of RSUs acquired during 2004: Mr. Desai: 1,341 participant RSUs and 1,341 matching RSUs; Mr. Matthews: 1,502 participant RSUs and 1,502 matching RSUs; Mr. Goldstein: 1,663 participant RSUs and 1,663 matching RSUs; Mr. Kerin: 1,341 participant RSUs and 1,341 matching RSUs; Mr. Kroon: 1,341 participant RSUs and 1,341 matching RSUs; Mr. Murnane: 1,502 participant RSUs and 1,502 matching RSUs; and Ms. Levine: 1,341 participant RSUs and 1,341 matching RSUs. See "—Long-Term Incentive Plans".

        Mr. Reiner has an employment contract with Finlay. See information under the caption "Employment and Other Agreements and Change of Control Arrangements".

Compensation Committee Interlocks and Insider Participation

        The Board of Directors of each of the Company and Finlay Jewelry have established a Compensation Committee whose current members are Norman S. Matthews, Michael Goldstein, John D. Kerin and Ellen R. Levine. All decisions with respect to executive compensation and benefit plans involving employees of the Company and Finlay Jewelry are currently made by the Compensation Committee. None of the present members of either Compensation Committee are, or were, at any time, an officer or employee of the Company or any of its subsidiaries and no "compensation committee interlocks" existed during 2004.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information with respect to the compensation in 2004, 2003 and 2002 of Finlay's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company or Finlay Jewelry (collectively, the "Named Executive Officers").

	Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary	Bonuses(1)	Other Annual Compensation(2)	Restricted Stock Awards			Number of Securities Underlying Options/SARs	All Other Compensation(3)
Arthur E. Reiner Chairman, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of Finlay Jewelry	2004 2003 2002	$1,005,000 970,000 935,000	$478,782 597,520 521,169	$24,124 16,775 18,343	$	— 773,500 —	(4)	— 50,000 —	$44,882 37,596 35,332	(4) (4) (4)
Joseph M. Melvin Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of Finlay Jewelry	2004 2003 2002	$437,056 422,056 407,057	$215,556 259,986 226,893	— — —		$96,750 75,700 —	(5) (6)	5,000 5,000 —	$9,340 9,340 8,895
Leslie A. Philip Executive Vice President and Chief Merchandising Officer of the Company and Finlay Jewelry	2004 2003 2002	$456,690 441,690 426,690	$225,240 272,081 237,837	— — —		$96,750 75,700 —	(7) (8)	5,000 5,000 —	$9,340 9,340 8,895
Edward J. Stein Senior Vice President and Director of Stores of Finlay Jewelry	2004 2003 2002	$380,056 370,056 360,055	$187,444 227,954 200,695	— — —		$48,375 37,850 —	(9) (10)	2,500 2,500 —	$9,340 9,340 8,895
Bruce E. Zurlnick Senior Vice President, Treasurer and Chief Financial Officer of the Company and Finlay Jewelry	2004 2003 2002	$295,000 285,000 275,000	$145,494 180,834 153,285	— — —		$48,375 37,850 —	(11) (12)	2,500 2,500 —	$9,340 9,340 8,895

(1)
In April 2005 and April 2004, amounts equal to twenty-five percent (25%) of the bonuses referred to in the table above for fiscal 2004 and fiscal 2003 were deferred and, in accordance with the Executive Plan (as defined herein), RSUs were credited to accounts of the named executive officers. As a result, the Named Executive Officers own RSUs in the amounts set forth below:

	Participant RSUs	Matching RSUs
Arthur E. Reiner	17,413	17,413
Joseph M. Melvin	7,719	7,719
Leslie A. Philip	8,071	8,071
Edward J. Stein	7,536	7,536
Bruce E. Zurlnick	5,282	5,282

(2)
Represents tax equalization payments made in connection with life insurance premiums paid by Finlay on behalf of the Named Executive Officers.

(3)
Includes for each Named Executive Officer the sum of the following amounts earned in 2004, 2003 and 2002 for such Named Executive Officer:

		Life Insurance(a)		Retirement Benefits(b)	Medical Benefits(c)
Arthur E. Reiner	2004 2003 2002		$28,376 20,176 20,176	$6,500 6,500 5,525	$	— — —
Joseph M. Melvin	2004 2003 2002	$	— — —	$6,500 6,500 5,525		$2,840 2,840 3,370
Leslie A. Philip	2004 2003 2002	$	— — —	$6,500 6,500 5,525		$2,840 2,840 3,370
Edward J. Stein	2004 2003 2002	$	— — —	$6,500 6,500 5,525		$2,840 2,840 3,370
Bruce E. Zurlnick	2004 2003 2002	$	— — —	$6,500 6,500 5,525		$2,840 2,840 3,370

    (a)
    Insurance premiums paid by us with respect to life insurance for the benefit of the Named Executive Officer.

    (b)
    The dollar amount of all matching contributions and profit sharing contributions under the Company's 401(k) profit sharing plan allocated to the account of the Named Executive Officer.

    (c)
    The insurance premiums paid in respect of the Named Executive Officer under the Company's Executive Medical Benefits Plan.

(4)
Included in the other compensation set forth in Note 3 above, are taxable auto allowances and employer provided travel of $10,006, $10,920 and $9,631 for 2004, 2003 and 2002, respectively. The value of the 50,000 shares of restricted stock of the Company issued to Mr. Reiner in August 2003, is based on the closing prices on the dates of issuance. At January 29, 2005, Mr. Reiner owned 100,000 shares of restricted stock, subject to vesting, having an aggregate market value at such date of $1,700,000 and 50,000 shares of restricted stock, subject to vesting, having an aggregate market value at such date of $850,000. To the extent dividends are paid on the Company's Common Stock generally, dividends would be paid on the restricted stock. See "—Employment and Other Agreements and Change of Control Arrangements".

(5)
The value of the 5,000 shares of restricted stock awarded to Mr. Melvin in April 2004, which shares are to be received by him upon completion of vesting in April 2006 (or an earlier vesting date under certain circumstances), if he is then employed by the Company, is based on the closing price on the date of the award. At January 29, 2005, such shares would have had an aggregate market value of $85,000. To the extent any dividend or other distribution is made in the form of shares of Common Stock, the number of shares to be received shall be adjusted by the Company in such manner as it deems equitable.

(6)
The value of the 5,000 shares of restricted stock awarded to Mr. Melvin in October 2003, which shares are to be received by him upon completion of vesting in September 2007 (or an earlier vesting date under certain circumstances), if he is then employed by the Company, is based on the closing price on the date of the award. At January 29, 2005, such shares would have had an aggregate market value of $85,000. To the extent any dividend or other distribution is made in the form of shares of Common Stock, the number of shares to be received shall be adjusted by the Company in such manner as it deems equitable.

(7)
The value of the 5,000 shares of restricted stock awarded to Ms. Philip in April 2004, which shares are to be received by her upon completion of vesting in April 2006 (or an earlier vesting date under certain circumstances), if she is then employed by the Company, is based on the closing price on the date of the award. At January 29, 2005, such shares would have had an aggregate market value of $85,000. To the extent any dividend or other distribution is made in the form of shares of Common Stock, the number of shares to be received shall be adjusted by the Company in such manner as it deems equitable.

(8)
The value of the 5,000 shares of restricted stock awarded to Ms. Philip in October 2003, which shares are to be received by her upon completion of vesting in September 2007 (or an earlier vesting date under certain circumstances), if she is then employed by the Company, is based on the closing price on the date of the award. At January 29, 2005, such shares would have had an aggregate market value of $85,000. To the extent any dividend or other distribution is made in the form of shares of Common Stock, the number of shares to be received shall be adjusted by the Company in such manner as it deems equitable.

(9)
The value of 2,500 shares of restricted stock awarded to Mr. Stein in April 2004, which shares are to be received by him upon completion of vesting in April 2006 (or an earlier vesting date under certain circumstances) if he is then employed by the Company, is based on the closing price on the date of the award. At January 29, 2005, such shares would have had an aggregate market value of $42,500. To the extent any dividend or other distribution is made in the form of shares of Common Stock, the number of shares to be received shall be adjusted by the Company in such manner as it deems equitable.

(10)
The value of the 2,500 shares of restricted stock awarded to Mr. Stein in October 2003, which shares are to be received by him upon completion of vesting in September 2007 (or an earlier vesting date under certain circumstances), if he is then employed by the Company, is based on the closing price on the date of the award. At January 29, 2005, such shares would have had an aggregate market value of $42,500. To the extent any dividend or other distribution is made in the form of shares of Common Stock, the number of shares to be received shall be adjusted by the Company in such manner as it deems equitable.

(11)
The value of 2,500 shares of restricted stock awarded to Mr. Zurlnick in April 2004, which shares are to be received by him upon completion of vesting in April 2006 (or an earlier vesting date under certain circumstances) if he is then employed by the Company, is based on the closing price on the date of the award. At January 29, 2005, such shares would have had an aggregate market value of $42,500. To the extent any dividend or other distribution is made in the form of shares of Common Stock, the number of shares to be received shall be adjusted by the Company in such manner as it deems equitable.

(12)
The value of the 2,500 shares of restricted stock awarded to Mr. Zurlnick in October 2003, which shares are to be received by him upon completion of vesting in September 2007 (or an earlier vesting date under certain circumstances), if he is then employed by the Company, is based on the closing price on the date of the award. At January 29, 2005, such shares would have had an aggregate market value of $42,500. To the extent any dividend or other distribution is made in the form of shares of Common Stock, the number of shares to be received shall be adjusted by the Company in such manner as it deems equitable.

        Mr. Reiner was named Chairman of the Company effective February 1, 1999 and, from January 1995 to such date, served as Vice Chairman of the Company. For a discussion of the employment and other arrangements with Mr. Reiner, see "—Employment and Other Agreements and Change of Control Arrangements".

Long-Term Incentive Plans

        The Company has long-term incentive plans for which it has reserved a total of 2,582,596 shares of Common Stock for issuance in connection with awards of restricted stock and options under such plans. Of this total, 732,596 shares of Common Stock have been reserved for issuance under the Company's Long Term Incentive Plan (the "1993 Plan"), of which 510,111 shares have been issued to date in connection with exercises of options granted under the 1993 Plan and 161,219 shares are reserved for issuance upon exercise of currently outstanding options. The remaining 61,266 shares of Common Stock are available for future grants under the 1993 Plan. In 1997, the Company's Board of Directors and stockholders approved the Company's 1997 Long Term Incentive Plan (as amended, the "1997 Plan" and, together with the 1993 Plan, the "Incentive Plans"), which was intended to supplement the 1993 Plan. The 1997 Plan is similar to the 1993 Plan and provides for the grant of the same types of awards as are available under the 1993 Plan. The maximum number of shares of Common Stock available for issuance under the 1997 Plan is 1,850,000. Of this total, 294,494 shares have been issued to date in connection with exercises of options granted under the 1997 Plan, 156,000 shares have been issued to date in connection with restricted stock arrangements and 909,415 shares are reserved for issuance upon exercise of currently outstanding options and 308,720 shares are reserved for issuance in connection with purchases and awards under the Executive Plan and the Director Plan (as defined below) and awards of restricted stock. The remaining 181,371 shares of Common Stock are available for future grants under the 1997 Plan.

        In April 2003, the Board of Directors adopted the Executive Deferred Compensation and Stock Purchase Plan (the "Executive Plan") and the Director Deferred Compensation and Stock Purchase Plan (the "Director Plan" and collectively with the Executive Plan, the "RSU Plans"), which were approved by the Company's stockholders in June 2003. In addition to giving the Company the ability to make stock-based awards to current or future key executives and directors under the RSU Plans, the Company believes that the RSU Plans create a means to provide deferred compensation to such selected individuals and to raise the level of stock ownership in the Company by such executives and directors thereby strengthening the mutuality of interests between them and the Company's stockholders. Under the RSU Plans, which are administered by the Compensation Committees of the Company and Finlay Jewelry, key executives of Finlay and eligible non-employee directors may elect to receive restricted stock units ("RSUs"). An RSU is a unit of measurement equivalent to one share of common stock, but with none of the attendant rights of a stockholder of a share of common stock. Two types of RSUs are awarded under the RSU Plans: (i) participant RSUs, where a plan participant may elect to defer, in the case of an executive employee, a portion of his or her actual or target bonus, and in the case of a non-employee director, his or her retainer fees and committee chairmanship fees, and receive RSUs in lieu thereof and (ii) matching RSUs, where the Company credits a participant's plan account with one matching RSU for each participant RSU that a participant elects to purchase. While participant RSUs are fully vested at all times, matching RSUs are subject to vesting and forfeiture as set forth in the RSU Plans, as more fully described below. At the time of distribution under the RSU Plans, RSUs are converted into actual shares of Common Stock of the Company. As of May 2, 2005, 198,170 RSUs were awarded and purchased under the RSU Plans. The shares of Common Stock to be issued under the RSU Plans will be funded solely by the shares of Common Stock already available for issuance under the Incentive Plans.

        The Incentive Plans, which are administered by the Compensation Committees of the Company and Finlay Jewelry, permit the Company to grant to key employees, consultants and directors of the

Company and its subsidiaries, the following: (i) stock options; (ii) stock appreciation rights in tandem with stock options; (iii) limited stock appreciation rights in tandem with stock options; (iv) restricted or nonrestricted stock awards, including purchases and awards under the RSU Plans, subject to such terms and conditions as the Company's Compensation Committee shall determine; (v) performance units which are based upon attainment of performance goals during a period of not less than two nor more than five years and which may be settled in cash or in Common Stock in the discretion of the Company's Compensation Committee; or (vi) any combination of the foregoing. The 1997 Plan provides, however, that no participant may be granted, during any fiscal year, options or other awards relating to more than 200,000 shares of Common Stock.

        Under the Incentive Plans, the Company may grant stock options which are either "incentive stock options" ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (the "Code"), or non-incentive stock options ("Non-incentive Options"). Incentive Options are designed to result in beneficial tax treatment to the optionee, but will not entitle the Company to a tax deduction. Nonincentive Options will not give the optionee the tax benefits of Incentive Options, but generally will entitle the Company to a tax deduction when and to the extent income is recognized by the optionee.

        The Incentive Plans provide that the per share exercise price of an option granted under the plans shall be determined by the Company's Compensation Committee. The exercise price of an Incentive Option may not, however, be less than 100% of the fair market value of the Common Stock on the date the option is granted and the duration of an Incentive Option may not exceed ten years from the date of grant. In addition, an Incentive Option that is granted to an employee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of capital stock of the "employer corporation" (as used in the Code) or any parent or subsidiary thereof shall have a per share exercise price which is at least 110% of the fair market value of the Common Stock on the date the option is granted and the duration of any such option may not exceed five years from the date of grant. Options granted under the Incentive Plans become exercisable at such time or times as the Compensation Committee may determine at the time the option is granted. Options are generally nontransferable and exercisable only by the participant.

        Various vesting schedules have been utilized by Finlay. Finlay's grants typically contain transfer and certain other restrictions and provide that options not vested may expire in the event of termination of employment under certain circumstances. In addition, (i) if an optionee's employment is terminated for cause, such optionee's options will terminate immediately, (ii) if an optionee's employment is terminated due to death, "disability" or "retirement" (each as defined in the Incentive Plans), such optionee's options become fully vested and exercisable for a specific period following termination and (iii) if an optionee's employment is terminated for any other reason, such optionee's options remain exercisable to the extent vested for a specific period following termination.

        The Incentive Plans may be amended or terminated by the Board of Directors at any time, but no such termination or amendment may, without the consent of a participant, adversely affect the participant's rights with respect to previously granted awards.

        Key executives of the Company and its and their subsidiaries are eligible to purchase RSUs under the Executive Plan. Eligibility under the Executive Plan is determined by the Compensation Committees of Finlay's Boards of Directors, in their sole discretion. Any director of the Company who is not an active employee of the Company or any of its and their subsidiaries who is selected to receive retainer fees by the Compensation Committee is eligible to purchase RSUs under the Director Plan.

        At the times set forth in the Executive Plan, a participant may elect to defer 25% of his or her annual actual or target bonus, or the greater of the actual or target bonus as elected by a participant, that would otherwise be paid in cash to the participant under the Company's management bonus opportunity plan, and receive RSUs in lieu thereof. Participant RSUs generally will be credited under the Executive Plan to a participant's account on or about April 25th of each plan year in an amount equal to: (i) 25% of the participant's actual or target bonus, or the greater of the actual or target bonus as elected by a participant, to be received as an award of participant RSUs divided by (ii) the fair market value (as defined in the Executive Plan) of a share of Common Stock on the award date.

        At the times set forth in the Director Plan, a participant may elect to defer 100% of his or her eligible director fees (which are annual fees received by a participant for services as chairman of any committee of the Board of Directors and any retainer fees) that would otherwise be paid to the participant in cash for a fiscal year, and receive RSUs in lieu thereof. Participant RSUs are credited to a participant's account on the first business day of each quarter in an amount equal to: (i) 100% of the participant's eligible director fees that the participant elects to receive as an award of participant RSUs divided by (ii) the fair market value (as defined in the Director Plan) of a share of Common Stock on the award date.

        On each award date, with respect to each participant RSU that a participant elects to purchase under the RSU Plans, the Company credits a participant's account with one matching RSU. At the time of distribution, RSUs are converted into actual shares of Common Stock.

        Participant RSUs are fully vested at all times. Matching RSUs under the Executive Plan vest three years after the applicable award date, provided the participant is continuously employed by the Company or a subsidiary from the award date through the applicable vesting date. In the event a participant's employment is terminated for any reason (other than by the Company without "cause" or as a result of death, "disability," "retirement" or a "change in control" (as each such term is defined in the Executive Plan)) prior to the applicable vesting date, all unvested matching RSUs will be forfeited. Notwithstanding the foregoing, upon a participant's death, "disability" or "change in control," in each case while employed by the Company or a subsidiary, all unvested matching RSUs will become 100% vested. Upon a termination of a participant's employment by the Company or a subsidiary without "cause" or upon "retirement" (as each such term is defined in the Executive Plan), a participant's unvested matching RSUs will be subject to pro-rata vesting, based on the number of whole years employed in a particular vesting period, and any remaining unvested matching RSUs will be forfeited. Matching RSUs under the Director Plan vest on the one year anniversary of the award date, provided the participant continuously serves as a director of the Company from the award date through the applicable vesting date. In the event a participant's directorship is terminated for any reason (other than death, "disability," or "change in control" (as each such term is defined in the Director Plan)) all unvested matching RSUs will be forfeited. Upon a participant's death, "disability" or "change in control," all unvested matching RSUs will become 100% vested.

        For each participant RSU, a participant will receive one share of Common Stock (and cash in lieu of fractional shares) as soon as practicable following the earlier of: (i) a participant's termination of employment or directorship or (ii) the expiration of the deferral period elected by the participant (i.e., three, five or seven years after an award date, or as extended or terminated early in accordance with the applicable RSU Plans).

        For each vested matching RSU, a participant will receive one share of Common Stock (and cash in lieu of fractional shares) as soon as practicable following the earlier of: (i) a participant's termination of employment or directorship or (ii) the expiration of the deferral period elected by the participant, provided that if a participant's employment or directorship is terminated for any reason other than due to death, "disability", or a "change in control" or a termination of the RSU Plan, each vested matching RSU in a participant's account will be distributed twelve months after such termination.

        If a participant engages in "detrimental activity" (as defined in the RSU Plans) while employed or serving as a director, or during a period commencing on the participant's termination date and ending one year following the date that a participant terminates employment or a directorship: (i) the participant will forfeit vested and unvested matching RSUs to the extent not yet paid to a participant and (ii) the Company may recover from a participant, the value of any shares of Common Stock that were distributed under the applicable RSU Plan as a result of any matching RSUs, valued at the greater of the "fair market value" on the date a participant received payment under such RSU Plan or the date that a participant engaged in "detrimental activity."

        The Company has the right to amend or terminate the RSU Plans at any time, by action of its Board of Directors or the Compensation Committee, provided that no such action will adversely affect a participant's rights under such RSU Plan with respect to RSUs purchased or awarded and vested before the date of such action. No amendment will be effective unless approved by the stockholders of the Company if stockholder approval of such amendment is required to comply with any applicable law, regulation or stock exchange rule.

        In July 2004, the Board of Directors of the Company, upon the recommendation of the Compensation Committee, adopted, subject to stockholder approval, an amendment to the 1997 Plan (the "Amendment"), and the Finlay Enterprises, Inc. 2004 Cash Bonus Plan (the "Cash Bonus Plan"), as more fully described below, in order to allow for awards and bonuses based on performance to be deductible under Section 162(m) of the Code. The Amendment and the Cash Bonus Plan were approved by the Company's stockholders in September 2004.

        Compliance with the requirements of Section 162(m) would enable the Company to deduct compensation associated with awards under the 1997 Plan and the Cash Bonus Plan which qualify as "performance-based" for purposes of Section 162(m) of the Code. Under Section 162(m) of the Code, Finlay's Federal income tax deductions for certain compensation paid to designated executives is limited to $1 million per taxable year. Section 162(m) denies to a publicly held corporation a deduction, in determining its taxable income, for "covered compensation" in excess of $1 million paid in any taxable year to those individuals who, at the end of the taxable year, are "covered employees" (defined to mean Finlay's Chief Executive Officer and other Finlay employees whose total compensation for the taxable year is required to be reported to stockholders under the Exchange Act), by reason of such employees being among the four highest compensated officers for the taxable year, other than the Chief Executive Officer). "Covered compensation" does not include amounts payable upon the attainment of performance goals established by a committee of outside directors if the material terms of the performance goals are approved by the stockholders.

        The 1997 Plan and the Cash Bonus Plan are administered by the Compensation Committee, which at all times will be composed solely of at least two directors who are "outside directors" within the meaning of Section 162(m). If the Compensation Committee determines, at the time an award under the 1997 Plan or the Cash Bonus Plan, as the case may be, is granted to a participant who is then an officer, that such participant is, or is likely to be as of the end of the taxable year in which the Finlay would ordinarily claim a tax deduction in connection with such award, a "covered employee," then the Compensation Committee may provide that the distribution of cash, shares or other property, as the case may be, pursuant to the 1997 Plan or the Cash Bonus Plan shall be subject to the achievement of one or more objective performance goals established by the Compensation Committee, which shall be based on the attainment of specified levels of one or any variation or combination of the following: revenues, net revenues, cost reductions and savings, operating income, income before taxes, net income, adjusted net income, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings per share, adjusted earnings per share, operating margins, stock price, working capital measures, return on assets, return on revenues or productivity, return on equity, return on invested capital, cash flow measures, market share, stockholder return or economic value added ("Performance Criteria").

        In addition, the Compensation Committee may establish, as an additional performance measure, the attainment by a participant in the 1997 Plan or the Cash Bonus Plan, as the case may be, of one or more personal objectives and/or goals that the Compensation Committee deems appropriate, including but not limited to implementation of Finlay policies, negotiations of significant corporate transactions, development of long-term business goals or strategic plans for the Company, or exercise of specific areas of managerial responsibility ("Additional Criteria"). The Compensation Committee does not have discretion to increase awards under the 1997 Plan or the Cash Bonus Plan over the level determined by application of the performance goal formula(s) and will be required to certify, prior to payment, that the performance goals underlying the awards have been satisfied. The performance goals set by the Compensation Committee may be expressed on an absolute and/or relative basis, may include comparisons with past performance of the Company (including one or more divisions) and/or the current or past performance of other companies. The performance goals shall be set by the Compensation Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

        The measures used in performance goals set under the 1997 Plan and the Cash Bonus Plan will be determined in a manner consistent with generally accepted accounting principles ("GAAP") and in a manner consistent with the methods of reporting used in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, without regard, however, to special, unusual or non-recurring items or events, items related to the disposal or acquisition of a business, or to changes in accounting principles or law, except as may otherwise be determined by the Compensation Committee. To the extent that any objective performance goals are expressed using any earnings or revenue-based measures that require deviations from GAAP, such deviations will be at the discretion of the Compensation Committee.

Cash Bonus Plan

        The Cash Bonus Plan is intended to provide annual incentives to certain senior executive officers in a manner designed to reinforce the Company's performance goals; to link a significant portion of participants' compensation to the achievement of such goals; and to continue to attract, motivate and retain key executives on a competitive basis, while seeking to preserve for the benefit of the Company, to the extent practicable, the associated Federal income tax deduction for payments of qualified "performance-based" compensation. Under the Cash Bonus Plan, the Compensation Committee will be able to pay cash bonuses which would qualify as performance-based compensation under the Code.

        All determinations of the Compensation Committee with respect to the Cash Bonus Plan will be in its discretion and will be binding. The participants in the Cash Bonus Plan will be those key executives who are designated by the Compensation Committee to participate in the Cash Bonus Plan from time to time. The Compensation Committee has reserved the right to establish alternative incentive compensation arrangements for otherwise eligible executives if it determines that it would be in the best interests of the Company and its stockholders to do so, even if the result is a loss of deductibility for certain compensation payments.

        As noted above, specific performance goals for participating executives under the Cash Bonus Plan will be selected from among the Performance Criteria and Additional Criteria. These goals will be established for each participant in the Cash Bonus Plan by the Compensation Committee prior to the 91st day of each performance period, but no later than the expiration of the first 25% of a performance period having a duration of less than one year for determining the participant's business criteria target.

        In general, the benefits under the Cash Bonus Plan will consist of a cash bonus payable to participants, provided the performance goals established by the Compensation Committee are met

(and, if met, the extent to which such goals are met). The bonus opportunity for each participant under the Cash Bonus Plan each performance period will be related by a specific formula to the participant's base salary at the start of such performance period, provided that the maximum bonus paid under the plan to any individual in respect of any fiscal year shall not exceed $2 million.

        The expenses of administering the Cash Bonus Plan will be borne by the Company. The Board of Directors may at any time terminate or suspend the Cash Bonus Plan or revise it in any respect, provided that (i) no amendment shall be made which would cause bonuses payable under the plan to fail to qualify for the exemption from the limitations of Section 162(m) of the Code and (ii) no such action shall adversely affect a participant's rights under the Cash Bonus Plan with respect to bonus arrangements agreed to by the Company and the participant, pursuant to a written agreement or otherwise, before the date of such action, without the consent of the participant.

Option/SAR Grants in 2004/Long-Term Incentive Plan Awards in 2004

        There were no options granted or stock appreciation rights issued, or any long-term incentive plan awards, by the Company in 2004 to the Named Executive Officers.

Certain Information Concerning Stock Options/SARs

        The following table sets forth certain information with respect to stock options exercised in 2004 as well as the value of stock options at the fiscal year end. No stock appreciation rights were exercised during 2004.

Aggregated Option/SAR Exercises in 2004 and Fiscal Year-End Option SAR Value

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Year-End Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at Year-End ($) Exercisable/ Unexercisable (1)(2)
Arthur E. Reiner	74,632	$625,938	416,000 / 44,000	$1,618,235 / $323,800
Joseph M. Melvin	18,000	$219,960	112,200 / 14,800	$510,440 / $124,460
Leslie A. Philip	43,333	$348,581	124,667 / 22,000	$686,634 / $184,700
Edward J. Stein	8,333	$95,330	59,667 / 8,000	$393,449 / $ 68,200
Bruce E. Zurlnick	3,333	$38,230	31,000 / 7,000	$210,925 / $ 63,950

(1)
The value of Unexercised In-the-Money Options/SARs represents the aggregate amount of the excess of $17.00, the closing price for a share of Common Stock at year end, over the relevant exercise price of all "in-the-money" options.

(2)
The options granted under the 1997 Plan generally vest over periods of up to five years. Other vesting schedules have also been utilized by Finlay.

Employment and Other Agreements and Change of Control Arrangements

        In 2004, the Company entered into an employment agreement with Mr. Reiner pursuant to which he is serving as Chairman of the Board, President and Chief Executive Officer of the Company.

        Pursuant to the new employment agreement, Mr. Reiner will continue to serve as Chairman, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of Finlay Jewelry until January 31, 2009, unless earlier terminated in accordance with the provisions of the employment agreement. The employment agreement provides for the payment of an annual base salary of $1,005,000. In addition to his annual base salary, Mr. Reiner is entitled to receive cash incentive compensation ("Cash Incentive Compensation") and stock incentive compensation ("Stock Incentive Compensation" and collectively with the Cash Incentive Compensation, the "Incentive Compensation") based on the attainment of financial objectives developed by senior management and approved by the Company's Board of Directors.

        Commencing with the 2005 fiscal year, the target amount of Cash Incentive Compensation shall be based on the base salary for such year and, if EBITA (as defined in the employment agreement) in any fiscal year is 80% of the Target Level (as defined in the employment agreement) for such fiscal year, the Cash Incentive Compensation shall be 33.333% of the Target Cash Incentive Amount (as defined in the employment agreement). If EBITA exceeds 80% of the Target Level, the percentage of the Target Cash Incentive Amount payable in respect of such fiscal year shall increase 3.333% for each percentage point by which EBITA in such fiscal year exceeds 80% of the Target Level. If EBITA levels exceed 100% of the target, the Cash Incentive Compensation can exceed the base salary.

        Additionally, commencing with the 2005 fiscal year, the maximum amount of Stock Incentive Compensation payable in respect of any fiscal year during the employment term shall be that number of restricted shares of Common Stock of the Company ("Restricted Stock") having an aggregate fair market value (as defined) nearest to $400,000 ("Target Stock Incentive Amount"), with the actual amount to be based on whether the specified EBITA levels are met for such year. If EBITA in any fiscal year is 80% of the Target Level for such fiscal year, the Stock Incentive Compensation payable in respect of such fiscal year shall be 33.333% of the Target Stock Incentive Amount. If EBITA exceeds 80% of the Target Level, the percentage of the Target Stock Incentive Amount payable in respect of such fiscal year shall increase 3.333% for each percentage point by which EBITA in such fiscal year exceeds 80% of the Target Level. Commencing with the 2005 fiscal year, Mr. Reiner shall also be entitled to receive for each fiscal year during the employment term, in addition to the Stock Incentive Compensation, shares of Restricted Stock having an aggregate market value (as defined) nearest to $500,000 ("Time-Based Bonus"). Under the employment agreement, Mr. Reiner is also entitled to certain insurance and other ancillary benefits.

        If, at the scheduled or, under specified circumstances, earlier expiration of the employment term, Mr. Reiner and the Company cannot agree upon the terms to continue Mr. Reiner's employment, or if his employment is terminated without "cause" or by Mr. Reiner for "good reason" (as such terms are defined in the employment agreement), he would be entitled to receive, in addition to other payments and benefits under the employment agreement, a severance payment in an amount equal to one year's base salary plus the amount of Cash Incentive Compensation for the most recently completed fiscal year, which shall not be less than one year's base salary ("Severance Amount").

        Mr. Reiner's employment agreement provides that if his employment is terminated prior to a "change of control" (as defined in the employment agreement) either by the Company without "cause" or by Mr. Reiner for "good reason," Mr. Reiner will continue to receive his base salary for the balance of the term and Incentive Compensation (calculated as though 110% of the Target Level were achieved) as if such termination had not occurred. Mr. Reiner will also be entitled to receive, on the date of termination, all of the Time-Based Bonus, plus the Severance Amount and insurance and other benefits.

        In the event Mr. Reiner's employment is terminated by the Company without "cause" or by Mr. Reiner for "good reason" and coincident with or following a "change of control," Mr. Reiner shall be entitled to a lump sum payment equal to 299% of his "base amount" (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986), subject to certain restrictions, and all of the Restricted Stock issuable under the terms of the employment agreement. In the event that Mr. Reiner voluntarily terminates his employment within one year following a "change of control" in connection with which the acquirer did not expressly assume Mr. Reiner's agreement and extend its term so the unexpired portion is not less than three years, or otherwise offers Mr. Reiner a contract on terms no less favorable than those provided under the agreement providing for a term of at least three years, he will be entitled to a payment equal to 299% of the "base amount."

        In May 1997, the Company appointed Mr. Melvin to serve as Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of Finlay Jewelry. The Company has agreed to pay to Mr. Melvin an annual base salary of at least $350,000 as well as an annual bonus based on the achievement of certain targets. If Mr. Melvin's employment is terminated by Finlay without cause or his title is changed to a lesser title, he is entitled to receive a lump sum payment equal to one year's base salary.

        For information relating to the awards of restricted stock in October 2003, April 2004 and April 2005 under the 1997 Plan to Mr. Melvin, Leslie A. Philip, Executive Vice President and Chief Merchandising Officer of the Company and Finlay Jewelry, Edward J. Stein, Senior Vice President and Director of Stores of Finlay Jewelry and Bruce E. Zurlnick, Senior Vice President, Treasurer and Chief Financial Officer of the Company and Finlay Jewelry, which stock will be issued in September 2007, April 2006 and April 2008, respectively, (or an earlier vesting date under certain circumstances, including a change of control (as defined in such plan) so long as the respective officers are then employed by Finlay, see "—Security Ownership of Certain Beneficial Owners and Management".

Indemnification Agreements with Directors and Executive Officers

        Finlay has entered into indemnification agreements which require, among other things, that Finlay indemnify the directors and executive officers who are parties to such agreements against certain liabilities and associated expenses arising from their service as directors and executive officers of Finlay and reimburse certain related legal and other expenses. For a complete description of these agreements, see "Certain Transactions—Certain Other Transactions."

Compensation Committee Report on Executive Compensation

        The Compensation Committee consists of Norman S. Matthews, Michael Goldstein. John D. Kerin and Ellen R. Levine, each of whom is an independent director under the applicable Nasdaq listing standards. For the purposes of this section, the Compensation Committee will be referred to herein as the "Committee."

        Compensation Philosophy.    The Committee has approved the following principles for the management compensation program which:

  •
  Encourage strong financial and operational performance of the Company and support the achievement of the Company's strategic objectives.

  •
  Provide a competitive level of total compensation necessary to attract and retain talented and experienced executives.

  •
  Link the executives' financial interest with the success of the Company by placing a substantial portion of pay "at risk."

  •
  Align executive officers and all employees with stockholders' interests.

        The Company's executive compensation program currently consists of base salary, the potential for annual cash incentive compensation in the form of performance bonuses, long-term incentive compensation in the form of stock options and other restricted stock grants, the ability to participate in the Company's Executive Deferred Compensation and Stock Purchase Plan, and various supplemental executive benefits.

        Base Salaries.    It is the Committee's objective to maintain base salaries that are reflective of the individual executive's experience, responsibility level and performance, and that are competitive with salary levels of executives at other companies engaged in the same or similar lines of business with revenues in a range comparable to those of the Company. The Committee monitors the salaries of all Senior Vice Presidents and above annually and to make annual adjustments as it deems necessary and appropriate.

        Cash Bonuses.    The Committee believes that the portion of an executive's compensation that is "at risk" should vary proportionally to the amount of responsibility the executive bears for the Company's success. Target bonuses are established by executive levels for each fiscal year.

        Long Term Incentives.    The Committee believes that stock-based compensation arrangements are beneficial in aligning the interests of management and the Company's stockholders over the long-term. The principal vehicle for awarding stock-based compensation has been the 1993 and 1997 Long Term Incentive Plans. The Board of Directors believes that the Company's future success may depend on its ability to maintain a competitive position in attracting, retaining and motivating key personnel and directors through the use of stock-based awards. Accordingly, it introduced the Director Deferred Compensation and Stock Purchase Plan and the Executive Deferred Compensation and Stock Purchase Plan in 2004.

        Compensation of the Chief Executive Officer.    On January 30, 1996, pursuant to the terms of his employment agreement, Mr. Reiner was elected Chief Executive Officer of the Company. His compensation will continue to be governed by the terms of his employment agreement described above.

        Compensation Deduction Limitation.    Section 162(m) of the Code limits to $1 million per year the federal income tax deduction available to a public company for compensation paid to its chief executive officer and its four other highest paid executive officers, unless that compensation qualifies for certain "performance-based" exceptions provided for in that section of the Code. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

THE COMPENSATION COMMITTEE Norman S. Matthews, Chairman Michael Goldstein John D. Kerin Ellen R. Levine

Stock Performance Graph

        The following graph charts, on an annual basis, the total stockholders' return over the period from January 29, 2000 to January 29, 2005 with respect to the Company's Common Stock as compared to the Nasdaq Stock Market (U.S.) Index, the Dow Jones US General Retailers Index and the S&P Department Stores Index for the same period. The Company has paid no dividends with respect to its Common Stock during the period.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG FINLAY ENTERPRISES, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
THE DOW JONES US GENERAL RETAILERS INDEX AND THE
S&P DEPARTMENT STORES INDEX

		Cumulative Total Return($)
		January 29, 2000	February 3, 2001	February 2, 2002	February 1, 2003	January 31, 2004	January 29, 2005
Finlay Enterprises, Inc.	FNLY	100.00	92.86	74.74	100.50	112.99	129.52
Nasdaq Stock Market (U.S.)	NAS	100.00	70.62	44.84	26.20	41.52	41.84
S & P Department Stores	RSD	100.00	131.76	144.37	97.09	132.41	159.10
Dow Jones US General Retailers	OTS	100.00	106.42	111.08	79.57	108.25	116.83
*
Assumes $100 invested on January 29, 2000 in the Company's Common Stock or in one of the foregoing indices, including reinvestment of dividends. Indices calculated on month-end basis.

CERTAIN TRANSACTIONS

Stockholders' Agreement

        Certain members of management (the "Management Stockholders"), directors and employees holding options to purchase Common Stock or RSUs, certain private investors and the Company are parties to a stockholders' agreement ("Stockholders' Agreement"), which sets forth certain rights and obligations of the parties with respect to the Common Stock (including certain "come along" and "take along" rights relating to sales of Common Stock) and corporate governance of the Company. The Stockholders' Agreement provides that the parties thereto must vote their shares in favor of certain directors who are nominated by Mr. Cornstein and Mr. Reiner. Mr. Cornstein is his own director designee and Mr. Reiner is his own director designee.

Registration Rights Agreement

        A registration rights agreement, dated as of May 26, 1993, as amended, (the "Registration Rights Agreement") with the Company, grants certain registration rights to certain Management Stockholders and other investors. Management Stockholders may demand registration under certain circumstances. In addition, under the Registration Rights Agreement, if the Company proposes to register shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), then each party to the Registration Rights Agreement will have the right, subject to certain restrictions, priorities and exceptions to request that the Company register its shares of Common Stock in connection with such registration. Under the Registration Rights Agreement, the parties agreed to indemnify each other for certain liabilities in connection with any registration of shares subject to the Registration Rights Agreement.

Stock Repurchases

        There were no repurchases of equity securities by us during the fourth quarter of 2004.

        Pursuant to our stock repurchase program, we may, at the discretion of management, purchase up to an additional $12.6 million of our Common Stock from time to time through September 30, 2005. The extent and timing of repurchases will depend upon general business and market conditions, stock prices, availability under Finlay's revolving credit facility, compliance with certain restrictive covenants and our cash position and requirements going forward. As of January 29, 2005, and from inception of the stock repurchase program to date, we have repurchased a total of 2,207,904 shares for $27.4 million.

Certain Other Transactions

        Finlay has entered into indemnification agreements which require, among other things, that Finlay indemnify directors and executive officers who are parties to such agreements against certain liabilities and associated expenses arising from their service as directors and executive officers of Finlay and reimburse certain related legal and other expenses. In the event of a Change of Control (as defined therein), Finlay will, upon request by an indemnitee under his or her agreements, create and fund a trust for the benefit of such indemnitee sufficient to satisfy reasonably anticipated claims for indemnification. Finlay also covers each director and certain executive officers under a directors and officers liability policy maintained by Finlay in such amounts as the Board of Directors of the Company finds reasonable. Although the indemnification agreements offer coverage similar to the provisions in the Company's Restated Certificate of Incorporation and the Delaware General Corporation Law, they provide greater assurance to directors and officers that indemnification will be available because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights they provide.

        For information relating to certain transactions involving members of management or others, see "—Employment and Other Agreements and Change of Control Arrangements" under the caption "Executive Compensation".

        Any transactions between the Company and/or Finlay Jewelry and the officers, directors and affiliates thereof will be on terms no less favorable to the Company and Finlay Jewelry than can be obtained from unaffiliated third parties, and any material transactions with such persons will be approved by a majority of the disinterested directors of the Company or Finlay Jewelry, as the case may be.

Codes of Ethics

        The Company has adopted Codes of Ethics that apply to all of its directors and employees including, without limitation, the Company's principal executive officer, its principal financial officer and all of its employees performing financial or accounting functions. The Company's Codes of Ethics are posted on its website, www.finlayenterprises.com, under the heading "Governance" in satisfaction of the disclosure requirement of Regulation S-K. The Company will provide to any person, without charge, upon request addressed to the Corporate Secretary at the Company, 529 Fifth Avenue, New York, NY 10017, a copy of the Codes of Ethics.

Shareholder Communications

        The Board of Directors of the Company has implemented a process whereby stockholders may send communications to the Board's attention. Any stockholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in a writing addressed to Board of Directors, Finlay Enterprises, Inc., c/o Bonni G. Davis, Esq., Corporate Secretary, 529 Fifth Avenue, New York, New York 10017. All such communications will be forwarded to the intended recipient(s) except that solicitations or other matters unrelated to the Company may not be forwarded at the discretion of the Corporate Secretary. Stockholders should clearly specify in each communication, the name of the individual director or group of Directors to whom the communication is addressed. Please refer to the Company's website for any changes in this process.

STOCKHOLDER PROPOSALS

        Stockholder proposals appropriate for consideration at the Company's annual meeting of stockholders to be held in 2006 must be received by the Company at 529 Fifth Avenue, New York, New York 10017, Attention: Secretary, in proper form and in accordance with the applicable regulations of the Commission, by January 16, 2006 to be included in the proxy statement and form of proxy relating to that meeting. If a stockholder submits a proposal after the January 16, 2006 deadline but still wishes to present the proposal at the annual meeting to be held in 2006, the proposal must be received by the Secretary of the Company no later than April 1, 2006, in proper form and in accordance with the applicable regulations of the Commission.

OTHER INFORMATION

        The cost of soliciting proxies will be borne by the Company. Following the original mailing of proxy soliciting material, regular employees of the Company may solicit proxies by mail, telephone, telegraph and personal interview. Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of the Company's stock to forward proxy soliciting material and annual reports to the beneficial owners of such stock, and the Company will reimburse such record holders for their reasonable expenses incurred in providing such services. As of the date of this Proxy Statement, the Company has not retained the services of a proxy solicitor to assist in the solicitation of proxies; however, the Company may determine prior to the date of the annual meeting to retain a proxy solicitor, in which case the Company anticipates that the cost of doing so will not exceed $5,000.

        A copy of the Company's Annual Report for the fiscal year ended January 29, 2005 is enclosed.

        Copies of the Company's Annual Report on Form 10-K will be provided upon written request to the Company, at 529 Fifth Avenue, New York, New York 10017, Attention: Chief Financial Officer. The Form 10-K also is available on the Company's website at www.finlayenterprises.com.

        The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

By Order of the Board of Directors.
Bonni G. Davis Vice President, Secretary and General Counsel

Dated: New York, New York
            May 16, 2005

PROXY
FINLAY ENTERPRISES, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
OF FINLAY ENTERPRISES, INC. FOR THE ANNUAL MEETING
OF STOCKHOLDERS—JUNE 16, 2005

        The undersigned hereby appoints ARTHUR E. REINER, JOSEPH M. MELVIN and LESLIE A. PHILIP, and each of them, with power of substitution and resubstitution to each, as the proxies and attorneys of the undersigned to vote, as designated below, all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Finlay Enterprises, Inc. to be held at the Cornell Club, 6 East 44th Street, New York, New York at 9:30 a.m. (local time) on June 16, 2005, and at any adjournment thereof.

1.	ELECTION OF DIRECTORS:	FOR all nominees listed below (except as marked to the contrary below) ☐	WITHHOLD APPROVAL to vote for all nominees listed below ☐

Rohit M. Desai, Michael Goldstein and Thomas M. Murnane

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

2.    IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

        If no direction is given, this proxy will be voted FOR the election of the nominees set forth in Proposal No. 1.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR THE ELECTION OF THE NOMINEES SET FORTH IN PROPOSAL NO. 1

TO BE VALID, THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

        Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:

Signature
Signature

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

QuickLinks

FINLAY ENTERPRISES, INC. 529 Fifth Avenue New York, New York 10017 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS June 16, 2005
YOUR VOTE IS IMPORTANT.
FINLAY ENTERPRISES, INC. 529 Fifth Avenue New York, New York 10017
PROXY STATEMENT
RECORD DATE
VOTING SECURITIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 1 Election of Directors
EXECUTIVE COMPENSATION
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG FINLAY ENTERPRISES, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX, THE DOW JONES US GENERAL RETAILERS INDEX AND THE S&P DEPARTMENT STORES INDEX
CERTAIN TRANSACTIONS
STOCKHOLDER PROPOSALS
OTHER INFORMATION